CONFIRMING STATEMENT

         This Statement confirms that the undersigned, Timothy A. Ficker, has authorized and designated each of James A. Tuell and Deborah J. Friedman, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Infinity, Inc. The authority of each of James A. Tuell and Deborah J. Friedman under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Infinity, Inc., unless earlier revoked in writing. The undersigned acknowledges that James A. Tuell and Deborah J. Friedman are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:    May 16, 2005


                                    /s/ Timothy A. Ficker
                                    -----------------------------------------
                                        Timothy A. Ficker